This document is to amend the Asset Purchase Agreement entered on December 1, 1999 by and among: AuraSound, Inc., A Delaware corporation (the "Seller"); Aura Systems, Inc., a Delaware corporation and Seller's sole shareholder (the "shareholder"); and Algo Technology, Inc., a California corporation ("Parent") and Algo Sound, Inc., a California corporation (the "Purchaser"), for the following items:

Accounts Receivable as originally reported as of June 13, 1999 is adjusted from $1,455,109.69 to $423,950.35 based on subsequent collection and adjustments after ninety days. (Exhibit A)

Accounts Payable as originally reported as of June 13, 1999 is adjusted from $1,607,446.43 to $2,187,795.37 based on subsequent settlement, reconciliation, and negotiation with the creditors. (Exhibit B)

The Seller agrees to reduce the purchase price of the assets by $70,414.82 for the Purchaser's additional assumption of the accrued personal & vacation time liability as of November 30, 1999. (Exhibit C)

The Purchaser agrees to give the Seller a credit in the amount of $53,906.95 for returns of products from Electrnics Boutique.

The Purchase agrees to give the Seller credit for Seismic Systems' account receivable in the amount of $159,912.35 in exchange for the right to collect from Seismic Systems.


The parties to this Agreement have caused this Agreement to be executed and delivered as December 22, 1999.

Aura Systems, Inc.                             AuraSound, Inc.


By ______________________                      By ____________________
         Harry Kurtzman, CEO                       Steve Veen, CFO


Algo Technology, Inc.                          Algo Sound, Inc.


By ______________________                      By _____________________
         Raymond Yu, VP                            Raymond Yu, CEO



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